As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0852352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2004 Equity Incentive Plan

2004 Non-Employee Directors Restricted Stock Plan

(Full Titles of the Plans)

James A. Thomas

Chairman, President and Chief Executive Officer

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James E. O’Bannon

Jones Day

2727 North Harwood St.

Dallas, Texas 75201

(214) 220-3939

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Statement Fee (2)
Common Stock, par value $0.01 per share.	10,000	$12.07	$ 120,700
	2,061,906	$11.88	$24,495,443.28
TOTAL	2,071,906		$24,616,143.28	$3,118.87

(1)	Represents 2,011,906 shares of common stock of Thomas Properties Group, Inc. (the “Registrant”) issuable under the 2004 Equity Incentive Plan of Thomas Properties Group, Inc. (the “Incentive Plan”) and 60,000 shares of common stock of the Registrant issuable under the Thomas Properties Group, Inc. 2004 Non-Employee Directors Restricted Stock Plan (the “Non-Employee Directors Plan,” and together with the Incentive Plan, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to anti-dilution provisions contained in the Plans.
(2)	Estimated solely for calculating the amount of the registration fee. Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the Proposed Maximum Aggregate Offering Price has been determined (a) with respect to 10,000 shares of restricted stock previously awarded under the Plans, on the basis of the market value as of the date of grant, and (b) with respect to the 2,061,906 shares remaining available for issuance under the Plans, on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq National Market on November 17, 2004, which was $11.88 per share and was within five business days prior to the date of filing of this registration statement.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information and Item 2. Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I are being separately provided to the participants covered by the Plans as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(1)	The Registrant’s prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act on October 7, 2004; and

(2)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed by the Registrant on July 16, 2004, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of the Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (“Delaware Law”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in these capacities, including liabilities under the Securities Act. Section 102(b)(7) of the Delaware Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies including injunctive or other forms of non-monetary relief will remain available under the Delaware Law. These provisions also do not affect a director’s responsibilities under any other law, such as the federal securities law.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that require the Registrant to indemnify these persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an executive officer or employee of the Registrant or any of its affiliated enterprises, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

In addition, the Registrant also maintains directors’ and officers’ liability insurance. Further, the Registrant’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Thomas Properties Group, L.P., the partnership of which the Registrant serves as the sole general partner.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on October 18, 2004).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 27, 2004).

5.1	Opinion of Jones Day.

10.1	2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s 10-Q filed with the Commission on November 22, 2004).

10.4	2004 Non-Employee Directors Restricted Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s 10-Q filed with the Commission on November 22, 2004).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered hereunder, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 23, 2004.

THOMAS PROPERTIES GROUP, INC.

By:	/S/ JAMES A. THOMAS
James A. Thomas
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 23, 2004.

Signature	Title
/S/ JAMES A. THOMAS	Chairman of the Board, President and Chief Executive
James A. Thomas	Officer (Principal Executive Officer)

*	Director
R. Bruce Andrews

*	Director
Edward D. Fox

*	Director
Winston H. Hickox

*	Director
Daniel Neidich

*	Executive Vice President and Director
Randall L. Scott

*	Executive Vice President and Director
John R. Sischo

/S/ DIANA M. LAING	Chief Financial Officer (Principal Financial Officer)
Diana M. Laing

/S/ ROBERT D. MORGAN	Vice President (Principal Accounting Officer)
Robert D. Morgan

Diana M. Laing, by signing her name hereto, does sign and execute this registration statement on Form S-8 on behalf of the above-named directors of Thomas Properties Group, Inc. on this 23rd day of November 2004, pursuant to powers of attorney executed on behalf of such directors, and filed herewith the Securities and Exchange Commission.

*By:	/S/ DIANA M. LAING
Diana M. Laing
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on October 18, 2004).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 27, 2004).

5.1	Opinion of Jones Day.

10.1	2004 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s 10-Q filed with the Commission on November 22, 2004).

10.4	2004 Non-Employee Directors Restricted Stock Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s 10-Q filed with the Commission on November 22, 2004).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney.